Exhibit 99.1

Heska Corporation
Jon Aagaard
Investor Relations
970.619.3033
investorrelations@heska.com
Heska Corporation Reports Third Quarter 2021 Results
North America Lab Consumables Sales Up 10.1%
Key Strategic Initiatives Advanced, Key Markets Addressed, Key Subscriptions Metrics Achieved
LOVELAND, CO, November 4, 2021 -- Heska Corporation (NASDAQ: HSKA; “Heska” or “Company”), a leading provider of advanced veterinary diagnostic and specialty products, reported financial results in two segments (North America and International) for its third quarter ended September 30, 2021. In this release, Point of Care is “POC”, Pharmaceuticals, Vaccines and Diagnostics is “PVD”, Other Vaccines and Pharmaceuticals is “OVP”, contract subscription value is “CSV”, practice information management software is “PIMS”, Biotech Laboratories U.S.A. LLC is “Biotech”, BiEsseA Laboratorio Veterinario Srl is “BiEsseA”, Lacuna Diagnostics, Inc. is “Lacuna”, and scil animal care company GmbH is “scil”.
Third Quarter 2021 and Year Over Year ("YOY") Metrics
$ in millions except Earnings Per Share ("EPS")

	Q3 ($)	Q3 (%) YOY
Consolidated Revenue	$60.2	6.4%
North America Revenue	$37.8	9.8%
International Revenue	$22.4	1.1%

	Q3 (%)	Q3 YOY bps(1)
Consolidated Gross Margin	41.9%	60
Net loss margin	(2.6)%	660
Adjusted EBITDA Margin(2)	9.4%	(590)

	Q3 ($)	Q3 (%) YOY
Net loss attributable to Heska	$(1.9)	63.6%
Net loss	$(1.6)	69.5%
Adjusted EBITDA(2)	$5.6	(34.8)%
EPS, Diluted	$(0.19)	66.7%
Non-GAAP EPS, Diluted(2)	$0.20	150.0%
(1) "bps" is basis points. (2) See “Use of Non-GAAP Financial Measures” and related reconciliations provided below.

Third Quarter 2021 Highlights
•Quarterly revenue of $60.2 million led by North America POC Lab Consumables growth of 10.1%, attributable to strong utilization, price, growth in key accounts, and expanding menu, and North America POC Imaging growth of 41.1%.
•Consolidated gross margin rose approximately 60 bps compared to prior year, to 41.9%. International gross margin rose approximately 280 bps year over year to 33.3%; up sequentially from 32.2%.
•Key full-year-ending 2021 CSV Subscriptions Outlook metrics achieved in third quarter.
•Heska enters the full line point of care rapids diagnostics market, estimated to be in excess of $500 million annually, with the acquisition of Biotech on September 1, 2021.
Recent Update Highlights
•Element AIM™ manufacturing at scale and full commercial launch commenced in October.
•Heska enters PIMS solutions market with agreement to acquire VetZ GmbH (“VetZ”), a leading European provider with growing international presence, announced November 2, 2021.
“Heska teams executed incredibly well in the third quarter of 2021 to continue fantastic year-to-date performance,” commented Kevin Wilson, Heska's CEO and President. “Highlighting the period, North America POC Lab Consumables sales grew 10.1% in line with our full year guidance, off a very strong prior year comparison, while North America POC Imaging grew 41.1% as we begin to launch our new line of HD digital radiography products to kick off a new refresh cycle we see continuing well in 2022 in North America, Europe, and Australia. Offsetting these results, supply chain shortages in raw materials impacted timing and production in contract manufacturing within OVP and PVD, and equipment delays impacted the launch timing of digital radiography into our International segment in the third quarter; we have worked through these delays — roughly $4.5 million in headwinds — in the third quarter and are well prepared for the final quarter of the year and for next year. Despite these impacts, POC Imaging still did quite well, especially in North America, and consolidated gross margin expanded, led by increases in sales, price and margins in POC Lab Consumables products, and favorable product mix throughout the business.”
“Heska advanced several important strategic initiatives in the period as well, with our acquisition of BiEsseA in July and Biotech in September,” continued Mr. Wilson. “And this week, we announced our definitive agreement to acquire leading European PIMS provider VetZ. With this announcement, Heska enters the PIMS market as a European leader, with the intent to accelerate VetZ's vision and adoption of its world-class solutions across Heska's base of over 7,000 customers to create a global leader with the most compelling all-in-one subscription platform in veterinary medicine. In just one short year, Heska has assembled what I and thousands of others believe is the best combined offering for subscribers, now housed directly within the Heska family, by adding key components to our fully refreshed POC blood and imaging diagnostics, including: point of care urine and fecal diagnostics with the launch of Element AIM™, digital cytology telemedicine with the acquisition of Lacuna, single-use rapids diagnostics with the acquisition of Biotech, PIMS and PACS with the acquisition of VetZ, and entry into European central reference laboratory services with the acquisition of BiEsseA. This is a remarkable leap forward that in my experience is unmatched by anyone in our industry. Now, we will bring to bear our full attention and skills to welcome, integrate, expand, and scale our full capabilities in subscriptions to help veterinarians across all our expanded geographies to capture value and improve pet healthcare access, outcomes and satisfaction for pet families.”
“With the supply chain issues largely resolved, we are on track to finish the year strongly as we look toward a wonderful 2022 powered by our new capabilities,” concluded Mr. Wilson. “Element AIM™ components have been secured and Heska teams are currently installing instruments in-line with our new commercial rollout run rate. Early feedback is overwhelmingly positive and our early pre-sold order book points to a strong 2022 Element AIM™ contribution. Our International business is advancing nicely as well, ahead of schedule in many ways — especially in margin capture — as we continue to optimize operations and unify around commercial strategy. Also key to our successes, Heska teams met several full year 2021 Subscriptions Outlook metrics earlier this year and we have continued to run up the score. Finally, as a result of these accomplishments and more, we are on track to achieve our previously raised 2021 Outlook targets for POC Lab Consumables growth rate, gross margin and revenue, the last of which, given supply chain impacts in the third quarter, foreign exchange headwind trends, the current 'lumpy' state of the world, and the short calendar ahead, we believe can be prudently expected to be towards the lower end of the range or approximately 27% growth above 2020. While not at the top end of our range, I am pleased. We are on pace to finish 2021 one full year ahead of our multi-year outlook for the revenue and gross margin targets shared at Investor Day November 2020 which is really a remarkable feat. On top of this accomplishment, and perhaps more importantly, we have assembled the assets and the geographies to win in the much larger competition and to get a much bigger piece of the rewards; now we have footholds or leadership positions in all key legs of the stool: POC blood-plasma diagnostics, POC urine-fecal diagnostics, POC rapids diagnostics, imaging diagnostics, telemedicine specialty services, central reference laboratory, and PIMS, all tied together by a unified, multi-year subscriptions model. We are advancing in the businesses we want to be in and are moving quickly to offer the full suite in more geographies, in subscription, at scale, while adding to menu and utilization. I'm incredibly proud of our team’s effort in the first three quarters of 2021, and as we have begun the fourth quarter, I look forward to continued good work in the final two months of this year. This is, by far, the most exciting time in Heska’s history.”
Revenue
North America Segment Revenue

	Q3 ($)	Q3 (%) YOY
North America Revenue	$37.8	9.8%
POC Lab Instruments & Other	3.5	(5.9)%
POC Lab Consumables	17.7	10.1%
POC Imaging	7.4	41.1%
PVD(1)	4.3	(21.0)%
OVP(2)	4.8	23.9%
(1) "PVD" is Pharmaceuticals, Vaccines and Diagnostic, and includes Tri-Heart® heartworm and Allercept® allergy testing and therapeutics.
(2) "OVP" is former Other Vaccines and Pharmaceuticals segment contract manufacturing products.
Note: Numbers may not foot due to rounding.
International Segment Revenue

	Q3 ($)	Q3 (%) YOY
International Revenue	$22.4	1.1%
POC Lab Instruments & Other	$3.8	30.1%
POC Lab Consumables	$11.2	(1.4)%
POC Imaging	$5.8	(16.8)%
PVD(1)	$1.6	83.4%
(1) "PVD" is Pharmaceuticals, Vaccines and Diagnostic, and includes allergy testing and therapeutics.
Profitability
Consolidated gross margin improved approximately 60 bps to 41.9%. International gross margin improved approximately 280 bps to 33.3%, largely due to increased use of higher margin consumables under new subscriptions. North America gross margin declined approximately 130 bps compared to prior year, to 47.0% in the third quarter, in part due to idle plant and unfavorable product mix. We continue to see substantial opportunity to move International gross margin toward the North America level.
Operating margin declined 440 bps to (4.0%) because of increased operating expenses of $4.5 million. Higher cash compensation, including short-term incentives, as well as stock-based incentive costs as the Company continues to achieve its strategic objectives were the primary drivers. Overall, general and administrative costs were higher due to increased consulting and other professional services and one-time acquisition and other related costs due to business development. Adjusted EBITDA margin declined 590 bps for the same reasons as mentioned above excluding one-times and stock-based compensation.

Liquidity
We continue to demonstrate a strong liquidity position with cash of $222.9 million.

Earnings Conference Call
Heska management will host a conference call on November 4, 2021 at 9:00 a.m. MT (11:00 a.m. ET) to discuss the Company's third quarter 2021 financial results. The call may be accessed by dialing 1-888-394-8218 within the United States and 1-323-701-0225 outside of the United States and by referencing conference identification number 2365183. The call will also be accessible online at https://ir.heska.com/events/. A telephonic replay of the conference call will be available through November 18, 2021. The replay may be accessed by dialing 1-844-512-2921 within the United States or 1-412-317-6671 outside of the United States and by referencing replay identification number 2365183. The webcast will be archived on the Company's website for 90 days.
About Heska
Heska Corporation (NASDAQ: HSKA) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products through its two business segments: North America and International. Both segments include Point of Care Lab testing instruments and consumables, digital imaging products, software and services, data services, allergy testing and immunotherapy, and single-use offerings such as in-clinic diagnostic tests and heartworm preventive products. The North America segment also includes private label vaccine and pharmaceutical production under third-party agreements and channels, primarily for herd animal health. For more information, please visit www.heska.com.

Forward-Looking Statements
This document contains forward-looking information related to the Company. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. All of the statements in this document, other than historical facts, are forward-looking statements and are based on a number of assumptions that could ultimately prove inaccurate and cause actual results to materially deviate from forward-looking statements. Forward-looking statements in this document include, among other things, statements with respect to Heska's future financial and operating results, future sales, sales split percentages, sales geography percentages, market share, and strategic goals; the anticipated benefits of the scil, Lacuna, BiEsseA, Biotech, and VetZ acquisitions; supplier availability; competing suppliers; any product's ability to performed and be recognized as anticipated, in particular when such product is under development; Heska’s ability to sell and market its products in an economically sustainable fashion, including related to varying customs, cultures, languages and sales cycles and uncertainties with foreign political and economic climates; the Company’s ability to integrate the acquired businesses within its existing operations; and new product development and release schedules.

Other factors that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements include, among others, risks and uncertainties related to: the impact of the COVID-19 pandemic on consumer demand, our global supply chain and our financial and operational results; the success of third parties in marketing our products; outside business interests of our Chief Executive Officer; our reliance on third party suppliers and collaborative partners; our dependence on key personnel; our dependence upon a number of significant customers; competitive conditions in our industry; our dependence on third parties to successfully develop new products; our ability to market and sell our products successfully; expansion of our international operations; the impact of regulation on our business; the success of our acquisitions and other strategic development opportunities; our ability to develop, commercialize and gain market acceptance of our products; cybersecurity incidents and related disruptions and our ability to protect our stakeholders’ privacy; product returns or liabilities; volatility of our stock price; and our ability to service our convertible notes and comply with their terms. Such factors are set forth under “Risk Factors” in the Company’s most recent annual report on Form 10-K.
Use of Non-GAAP Financial Measures
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also present third quarter 2021 and 2020 EBITDA (net income before income taxes, interest, depreciation and amortization), Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP earnings per share, which are non-GAAP measures. These measures should be viewed as a supplement to (not substitute for) our results of operations presented under U.S. GAAP. The non-GAAP financial measures presented may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner. A reconciliation of non-GAAP financial measures and most directly comparable GAAP financial measures is included in this release. Our management has included these measures to assist in comparing performance from period to period on a consistent basis.

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF LOSS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue, net	$60,240	$56,636	$185,671	$133,001
Cost of revenue	34,996	33,232	107,685	78,285
Gross profit	25,244	23,404	77,986	54,716

Operating expenses:
Selling and marketing	10,785	10,751	34,141	27,714
Research and development	1,955	2,197	5,089	6,021
General and administrative	14,937	10,253	40,867	29,852
Total operating expenses	27,677	23,201	80,097	63,587
Operating (loss) income	(2,433)	203	(2,111)	(8,871)
Interest and other (income) expense, net	(30)	2,011	1,075	6,353
Loss before income taxes and equity in losses of unconsolidated affiliates	(2,403)	(1,808)	(3,186)	(15,224)
Income tax (benefit) expense:
Current income tax (benefit) expense	(63)	370	614	425
Deferred income tax (benefit) expense	(750)	3,043	(4,043)	1,268
Total income tax (benefit) expense	(813)	3,413	(3,429)	1,693

Net (loss) income before equity in losses of unconsolidated affiliates	(1,590)	(5,221)	243	(16,917)
Equity in losses of unconsolidated affiliates	(308)	(83)	(837)	(300)
Net loss after equity in losses of unconsolidated affiliates	(1,898)	(5,304)	(594)	(17,217)
Net loss attributable to redeemable non-controlling interest	—	(85)	—	(353)
Net loss attributable to Heska Corporation	$(1,898)	$(5,219)	$(594)	$(16,864)

Basic loss per share attributable to Heska Corporation	$(0.19)	$(0.57)	$(0.06)	$(1.99)
Diluted loss per share attributable to Heska Corporation	$(0.19)	$(0.57)	$(0.06)	$(1.99)

Weighted average outstanding shares used to compute basic loss per share attributable to Heska Corporation	10,195	9,123	9,949	8,486
Weighted average outstanding shares used to compute diluted loss per share attributable to Heska Corporation	10,195	9,123	9,949	8,486

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2021	2020

ASSETS
Current Assets:
Cash and cash equivalents	$222,900	$86,334
Accounts receivable, net of allowance for losses of $893 and $769, respectively	25,286	31,080
Inventories	45,036	40,037
Net investment in leases, current, net of allowance for losses of $116 and $192, respectively	5,703	4,794
Prepaid expenses	5,518	3,875
Other current assets	7,177	5,155
Total current assets	311,620	171,275

Property and equipment, net	33,727	35,542
Operating lease right-of-use assets	5,664	5,457
Goodwill	119,584	88,276
Other intangible assets, net	59,334	55,992
Deferred tax asset, net	18,601	5,694
Net investment in leases, non-current	17,188	15,789
Investments in unconsolidated affiliates	5,867	6,704
Related party convertible note receivable, net	6,853	6,671
Promissory note receivable from investee, net	8,861	—
Other non-current assets	9,895	8,439
Total assets	$597,194	$399,839

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$12,064	$15,119
Accrued liabilities	17,860	18,055
Operating lease liabilities, current	2,251	2,087
Deferred revenue, current, and other	5,759	6,854
Total current liabilities	37,934	42,115

Convertible note, non-current, net	83,928	48,459
Notes payable	15,900	—
Deferred revenue, non-current	3,870	4,667
Other long-term borrowings	18	554
Operating lease liabilities, non-current	3,933	3,858
Deferred tax liability	12,206	11,856
Other liabilities	4,563	1,277
Total liabilities	162,352	112,786

Total stockholders' equity	434,842	287,053
Total liabilities and stockholders' equity	$597,194	$399,839

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP ADJUSTED EBITDA
($ in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net (loss) income(1)	$(1,590)	$(5,221)	$243	$(16,917)
Income tax (benefit) expense	(813)	3,413	(3,429)	1,693
Interest expense, net	439	2,216	1,425	6,542
Depreciation and amortization	3,404	3,337	10,084	8,041
EBITDA	$1,440	$3,745	$8,323	$(641)
Acquisition-related and other one-time (benefits) costs(2)	(896)	776	121	7,379
Stock-based compensation	5,404	4,132	14,861	6,930
Equity in losses of unconsolidated affiliates	(308)	(83)	(837)	(300)
Net loss attributable to non-controlling interest	—	85	—	353
Adjusted EBITDA	$5,640	$8,655	$22,468	$13,721
Net (loss) income margin(3)	(2.6)%	(9.2)%	0.1%	(12.7)%
Adjusted EBITDA margin(3)	9.4%	15.3%	12.1%	10.3%

(1) Net (loss) income used for reconciliation represents the "Net (loss) income before equity in losses of unconsolidated affiliates."

(2) To exclude the effect of one-time net benefits of $0.9 million and one-time charges of $0.1 million for the three and nine months ending September 30, 2021, and the one-time charges of $0.8 million and $7.4 million for the three and nine months ending September 30, 2020. These costs were incurred primarily as a result of acquisition-related charges, as well as litigation settlement proceeds of $1.2 million and a reduction of contingent consideration of $0.7 million in three and nine months ended September 30, 2021.

(3) Net (loss) income margin and adjusted EBITDA margin are calculated as the ratio of net (loss) income and adjusted EBITDA, respectively, to revenue.

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (LOSS) PER DILUTED SHARE
($ in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP net loss attributable to Heska per diluted share	$(0.19)	$(0.57)	$(0.06)	$(1.99)
Acquisition-related and other one-time (benefits) costs(1)	(0.08)	0.08	0.01	0.87
Amortization of acquired intangibles(2)	0.15	0.16	0.45	0.42
Purchase accounting adjustments related to inventory and fixed asset step-up(3)	0.01	0.03	0.03	0.07
Amortization of debt discount and issuance costs	—	0.16	—	0.54
Stock-based compensation	0.51	0.44	1.44	0.82
Loss on equity investee transactions	0.03	0.01	0.08	0.04
Estimated income tax effect of above non-GAAP adjustments(4)	(0.23)	(0.23)	(0.68)	(0.63)
Non-GAAP net income per diluted share	$0.20	$0.08	$1.27	$0.14

Shares used in diluted per share calculations	10,580	9,447	10,321	8,486

(1) To exclude the effect of one-time net benefits of $0.9 million and one-time charges of $0.1 million for the three and nine months ending September 30, 2021, and $0.8 million and $7.4 million for the three and nine months ending September 30, 2020. These costs were incurred primarily as a result of acquisition related charges, as well as litigation settlement proceeds of $1.2 million and a reduction of contingent consideration of $0.7 million in three and nine months ended September 30, 2021.

(2) To exclude the effect of amortization of acquired intangibles of $1.6 million and $4.6 million in the three and nine months ended September 30, 2021, compared to $1.5 million and $3.6 million in the three and nine months ended September 30, 2020. These costs were incurred as part of the purchase accounting adjustments for recent acquisitions.

(3) To exclude the effect of purchase accounting adjustments for inventory step up amortization of $0.1 million and $0.3 million for the three and nine months ended September 30, 2021, compared to $0.2 million and $0.6 million in the three and nine months ended September 30, 2020.

(4) Represents income tax expense utilizing an estimated effective tax rate that adjusts for non-GAAP measures including: acquisition-related and other one-time costs (excluding items which are not deductible for tax of $0.7 million and $0.6 million benefit for the three and nine months ended September 30, 2021, respectively, compared to $30 thousand and $4.0 million cost for the three and nine months ended September 30, 2020, respectively), amortization of acquired intangibles, purchase accounting adjustments, amortization of debt discount and issuance costs, and stock-based compensation. This incorporates the discrete tax benefits related to stock-based compensation of $0.7 million and $1.7 million for the three and nine months ended September 30, 2021, respectively, compared to $0.1 million and $0.5 million for the three and nine months ended September 30, 2020, respectively. Adjusted effective tax rates are approximately 25% for all periods presented.